Exhibit 23.1

AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-157529, 333-68868, 333-93105, 333-140419, and 333-69863 on Form S-8 and Registration Statement No. 333-126424 on Form S-3 of US Ecology, Inc. of our report dated October 28, 2010, with respect to the consolidated balance sheets of Seaway TLC Inc. as at December 31, 2009 and 2008, and the consolidated statements of operations, retained earnings/(deficit) and cash flows for the years then ended, which report appears in this Amendment No. 1 to the Current Report on Form 8-K/A.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
January 14, 2011